Exhibit 10.1.24

Refund Anticipation Loan Division Incentive Program

2007

The RAL Incentive Compensation Program is designed to recognize and reward those employees of the division who have contributed meaningfully to the increase in shareholder value and profitability of the Company (PCB). Additionally, the plan’s objectives include the following:

•	Recognize and reward the continued growth of the RAL Division

•	Recognize income growth for the Company that is generated by the RAL and RT program

•	Increase shareholder value through Employee’s performance

ELIGIBLE PARTICIPANTS

Plan will apply to the four key management positions of the RAL Division: RAL Division Leader, Sr. Programmer Analyst, RAL Product Development Manager, and RAL Client Services Manager. These four participants will not be eligible to participate in the Company’s High Performance Incentive Plan (HPIP). All other regular status employees will be eligible to participate in a plan consistent with the Company’s HPIP.

KEY ELEMENTS

Success Factors

Two Success Factors determine an annual Incentive award:

•	Division Performance

•	Individual Performance

Division Performance

The performance of each of the lines of business is dependent upon the combined efforts and focus of all its employees. To ensure that there is a common framework, the following metrics will apply:

•	Revenue Generation

•	Expense Management

•	Customer Value Added

•	Risk Management (e.g. Regulatory and Governance Compliance)

The business lines may have different components for these metrics depending upon their function and maturity of the line of business.

Individual Performance

•	In addition to the responsibilities each individual has in performing his or her job, individual performance will include overall leadership and risk management.

Refund Anticipation Loan Division Incentive Program

PROGRAM YEAR

The fiscal year will commence July 1, 2006 and conclude June 30, 2007 for financial performance calculations.

PLAN FUNDING

The plan funding will be based upon Net Income Before Tax. Net Income Before Tax (NIBT) is defined as net income before tax as reported on the RAL cost center general ledger plus or minus non-General Ledger allocated earnings and/or expenses. The incentive accrued expense will not be included in the NIBT calculation.

The annual funding may vary depending upon the actual NIBT results versus the year’s target NIBT. The minimum contribution to the pool will be 3% of NIBT achieved, with a maximum cap of 5% of NIBT achieved. The following outlines the factors which determine the actual funding of the pool:

•	< prior year’s NIBT by more than $10mm = 3.0% of achieved NIBT to pool.

•	< $10mm prior years NIBT = 3.25% to the pool.

•	Equal to prior year NIBT = 3.5% to pool.

•	Growth over prior year NIBT = 7.5% of growth dollars achieved, not to exceed the total cap of 5% of total NIBT. Growth dollars which exceed the aggregate 5% cap will be paid at the 5% level.

The pool will be an aggregate of the percentage calculations for each level of results.

The RAL incentive pool will be used to fund the incentives of RAL employees who participate in the PCB HPIP, as well as to fund the RAL Incentive Plan.

TERMS AND CONDITIONS

•	The Percentage of the pool to be awarded to the individuals will be based upon their individual contribution to the success of the division, not to exceed 100% of the pool. Recommendations for payment of the individual incentive amount will be the responsibility of the RAL Division leader and subject to approval by the CEO, Director of Human Resources and the Compensation Committee of the Board of Directors.

•	Employee must be employed by April 1 to be considered for participation during that year on a pro-rated basis due to the fiscal year that RAL is based upon.

•	Employee must be on the payroll on the date of issuance to be eligible to receive an incentive.

•	Employee must meet performance goals established for the year and receive a performance rating of Expectations Achieved on the PACE agreement; performance and contribution will be key elements.

•	The incentive bonus will be considered as compensation for purposes of annual benefit calculations and contributions.

Refund Anticipation Loan Division Incentive Program

Program Administrator

The Program Administrator is the Director of Human Resources of Pacific Capital Bancorp. The Program Administrator reviews all recommendations with the President and CEO for approval prior to submission to the Compensation Committee of the Board of Directors and has responsibility to ensure fair and consistent consideration of participants. The Program Administrator may recommend modifications in the program design and review the effectiveness of the plan on an annual basis. The Administrator and President/CEO, with concurrence of the Compensation Committee, will make the appropriate recommendations regarding the pool and any payout should there be a “windfall event”, such as a change in contract arrangements with vendors, which would positively or negatively affect the NIBT for any plan year.

Payment

Funding of the program and payments are subject to approval by the Compensation Committee of the Board of Directors, and if approved, payment will be made in August 2007. The Compensation Committee also has the discretion to approve certain awards in the event that the division does not meet the threshold goal.

Termination of Employment

To encourage employees to remain in the employment of the Company, a participant must be employed on the date of the actual incentive payout. Any termination (except by reason of death), prior to the incentive payment date will serve as a forfeiture of any award.

Disability or Death

If a participant is disabled by an accident or illness, and is disabled long enough to be placed on long-term disability as defined by the Company’s LTD plan, his or her incentive award for the Program period shall be pro-rated so that no award will be earned during the period of long-term disability.

In the event of death, the Company will pay to the participant’s estate the pro-rata portion of the award that the participant would have received if he or she had lived to the end of the Plan year.

Miscellaneous

The Program will not be deemed to give any participant the right to be retained in the employ of the Company, nor will the Program interfere with the right of the Company to discharge any participant at any time.

Pacific Capital Bancorp reserves the right to modify this program at any time.

Revised 10/06

Refund Anticipation Loan Division Incentive Program

Example:

2006 Tax Year: RAL/RT = $85,000,000 NIBT

2007 Tax Year: Target NIBT RAL/RT $95,000,000 NIBT (Growth $10,000,000)

2007 Tax Year (Example) Accomplished $95,000,000 NIBT

2006 NIBT $85,000,000	NIBT	Incentive %	Incentive Calculation	Incentive Dollar Amount
	Below prior year results by more than 10 Mil	3.00% (Floor)	Result of 3.0% times actual NIBT

	Below prior year results up to 10 Mil	3.25%	Result of 3.25% times actual NIBT

NIBT equal to prior year NIBT	Actual Result Up to $85,000,000	3.50%	Result of 3.5% times actual NIBT	$2,975,000

Growth for Pool Actual results: $95,000,000 NIBT	>$85,000,000	7.50%	NIBT>$85,000,000 $10,000,000 times 7.5%=$750,000	$2,975,000 + $750,000 = $3,725,000

Max 5% of NIBT				$4,750,000

			Total payout Pool	$3,725,000

Actual Results $115,000,000 NIBT	$30,000,000 over NIBT		$30,000,000 X 7.5% = $2,250,000	$2,975,000 + $2,250,000 = $5,225,000

Max 5% of NIBT				$5,750,000

			Total Payout Pool	$5,225,000

Actual Results $170,000,000 NIBT	$85,000,000 over NIBT		$85,000,000 X 7.5% = $6,375,000	$2,975,000 + $6,375,000 = $9,350,000

Max 5% of NIBT				$8,500,000

			Total Payout Pool	$8,500,000

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